EXHIBIT 10.19
                            THE SERVICEMASTER COMPANY
                              One ServiceMaster Way
                          Downers Grove, Illinois 60515


                                 January 7, 2001


Mr. Jonathan P. Ward
425 East Woodlands
Lake Forest, Illinois  60045

Dear Jon:

                  It is my pleasure to extend to you an offer of employment with The ServiceMaster Company (the "Company") upon the terms set forth in the attached term sheet. This offer has been approved by a special committee of the Board of Directors of the Company and will remain open for your acceptance until 5:00 p.m. (C.D.T.) January 9, 2001. Please signify your acceptance of such employment by signing as indicated below. This letter agreement may be executed in counterparts.

                                           THE SERVICEMASTER COMPANY


                                           /s/ C. WILLIAM POLLARD
                                           ----------------------
                                               C. William Pollard
                                               Chairman and CEO



                                           ACCEPTED AND AGREED:


                                           /s/ JONATHAN P. WARD
                                           --------------------

Name:    Jonathan P. Ward

Date:    January 9, 2001

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                               Principal Terms For
                                  Employment Of
                        Jonathan P. Ward ("Executive") By
                      The ServiceMaster Company ("Company")


1. Position: President and Chief Executive Officer reporting to the Board of Directors. Executive will also be elected a director of the Company and shall serve as a member of the Board's Executive Committee.

2.   Term: Through December 31, 2002.

3. Annual Salary: $700,000 for 2001, subject to increase (but not decrease) thereafter.

4.   Bonuses:

(a) Annual performance bonus based upon the terms and conditions of the Company's APC bonus plan, with target at 150% of annual salary. Unless Executive's employment is terminated for Cause or Executive terminates employment without Good Reason prior to the normal bonus payment date, minimum bonus for 2001 will be at target.

(b)  Additional bonuses as awarded in the discretion of the Board of Directors.

5. Long-Term Performance Award: The Company will grant the Executive 1000 participation units under the Company's 2001 Long-Term Performance Award Plan for the performance period beginning January 1, 2001 ("Initial Performance Units"). The Initial Performance Units will have a target value of $701 per unit.

6. Group/Executive Benefits: Participation by Executive and his family, on terms no less favorable to Executive than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program (with COBRA equivalent premiums paid during any waiting period), profit sharing, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits of the Company, including automobile allowance and similar programs as in effect from time to time (collectively referred to as the "Benefits").

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7.   Equity-Based Incentive Compensation:

(a)  Initial grant of ten-year  options with respect to 1,630,000 shares to vest
     (i) 380,000 shares on the commencement of Executive's employment with the Company, and (ii) 250,000 shares on each of the first five anniversaries of such commencement. The exercise price for the options will be equal to the average closing NYSE price for the 5 trading days immediately preceding Executivess.s commencement of employment with the Company.

(b) The Executive will purchase a ten-year Convertible Debenture on the date his employment commences with a face value (the "Minimum Face Value") equal to (i) 100,000 multiplied by (ii) the fair market value of a share of the Company's common stock. The Minimum Face Value of such Convertible Debenture shall be financed through a full recourse note executed by the Executive. Interest on the principal balance of the note shall accrue at the same rate as under the Convertible Debenture and shall be payable on the same interest payment dates as under the Convertible Debenture.

(c) At the Executive's option pursuant to notice provided to the Company no later than the six-month anniversary of the date on which his employment commences, the face value of the Convertible Debenture may be increased to an amount equal to (i) a multiple greater than 100,000 but not greater than 200,000 times (ii) the fair market value of a share of the Company's common stock. Any face value amount above the Minimum Face Value shall be paid 50% in cash by the Executive, with the remaining 50% financed through an increase in the principal amount of the full recourse note executed by the Executive. If the Company receives proper notice of the Executive's option to increase the face value of the Convertible Debenture after the initial issuance of the Convertible Debenture, then the Company and the Executive shall issue, respectively, an additional Convertible Debenture for such increased amount and an additional full recourse note for 50% of such increased amount, in each case bearing terms identical to those contained in the original corresponding instruments.

(d) Beginning in 2002, Executive will be eligible to receive future grants under the Company's stock incentive programs consistent with performance and competitive pay practices generally, with an annual target of 380,000 shares.

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(e)  All  equity  based  awards  will fully  vest upon a  Change-in-Control  (as defined in the Company's 2000 Equity Incentive Plan).

8. Sign-On Loan: $500,000 loan to be dispersed within three business days of the day the Executive commences employment with the Company (the "Executive Loan"), to be due and payable upon the earlier of five years and termination of Executive's employment for any reason. The Executive Loan shall be full recourse and without interest.

9. Severance Benefits: In the event that the Executive's employment with the Company is terminated on or prior to December 31, 2002 by the Executive for Good Reason or by the Company for any reason other than for Cause, Executive shall receive continued vesting of all equity awards through December 31, 2002 (with stock options being exercisable in accordance with stock options granted generally to executives of the Company, but the date of termination of employment being deemed to be December 31, 2002), full vesting of his deferred compensation benefit, and shall be entitled to receive as severance benefits (a) the Executive's then-current annual salary through December 31, 2002, (b) the 2001 bonus shall be payable in accordance with Section 4(a) above, (c) a bonus in respect of 2002 shall be payable to the Executive on the dates of payment to other executives of the Company, but only to the extent earned (it being understood that the Executive does not need to be employed by the Company on December 31, 2002 or on any date of payment in order for any such bonus to have been earned), and (d) continuation of employee benefits and perquisites through December 31, 2002; provided, however, that if Executive's employment with the Company is terminated on or prior to December 31, 2002 by the Company for any reason other than for Cause, Executive shall be entitled to receive the Executive's then-current annual salary for a period of 24 months beginning on the date of such termination of employment. "Cause" and "Good Reason" are defined in the attached Appendix A.

10. Use and Ownership of Proprietary Information: Executive acknowledges that during Executive's period of employment by the Company, Executive has had and will have access to proprietary information and materials owned by the Company. Except to the extent authorized by the Company, Executive agrees that Executive will not at any time, from and after the date of this agreement, use, divulge, furnish or make accessible to any person, enterprise, business or institution any confidential or proprietary information of the Company. Confidential and proprietary information of the Company includes (and Executive so acknowledges) information relating to products, methods, processes, improvements, formulas, designs and methods of distribution and/or manufacture of the Company which are

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not in the public domain; all manuals, materials, and information of the
Company marked oConfidentialo; the Companyss.s methods and formulas for calculating costs; the customers of the Company (actual and potential); and the business and marketing strategies of the Company. Executive acknowledges that said confidential and proprietary information, whether in written or other physical form (including computer materials), is the sole and exclusive property of the Company and Executive agrees prior to termination of employment to return to the Company all such confidential and proprietary information and all copies thereof.

11.  Restrictions on Employment and Other Activities after Termination:

(a) Executive acknowledges that his employment with the Company enables him to develop specialized knowledge, goodwill, and valuable relationships with the Companyss.s customers, which would be of great value to the Company's competitors. Executive further acknowledges that in his position as a corporate officer of the Company, Executive is in a unique relationship to the Company wherein Executive is privy to the present operations of the Company and its subsidiaries as well as the short and long range plans and programs of the Company. Therefore, Executive agrees that during the term of his employment, and for twenty four (24) months thereafter, he will not directly or indirectly own, manage, operate, control, serve, be employed by, participate in, or be connected in any way with any person, enterprise, business or institution, whether a competitor or customer of the Company or a subsidiary of the Company, which offers or performs services similar to those performed by the Company or a subsidiary of the Company whether such services are performed on a contract or other basis or whether such services are licensed to be performed by others.

(b) Executive also agrees that for a period of eighteen months (18) after termination of this agreement, Executive will not approach, counsel, solicit, or attempt to induce any then present employee of the Company or affiliate, or any subsidiary thereof, to terminate and/or leave such employment.

12.  Fees and Expenses:  The Company will pay all reasonable  professional  fees
     and  related  expenses   incurred  by  Executive  in  connection  with  the
     negotiation and preparation of these terms of employment.

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13.  Successor; Coordination: The Company will be required to have any successor to all or substantially all of its business and/or assets expressly assume and agree to fulfill the terms of Executive's employment in the same manner and to the same extent that the Company would be required to do so if no such succession had taken place. These terms of employment shall supersede any inconsistent terms of any Company plan, document, or award agreement.

                                     * * * *







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                                   Appendix A


Termination for "Cause" means: a termination by the Company, within one hundred twenty (120) days of the Chairman of the Board becoming aware of the event, resulting from Executive's (i) conviction (including a plea of guilty or nolo contendere) of any felony of any kind (other than Limited Vicarious Liability or a routine traffic infraction) or any other crime (whether it is a felony or not) involving securities fraud or theft of substantial assets of the Company, (ii) willful misconduct with regard to the Company, or gross neglect or dereliction of duty resulting in either case in material economic harm to the Company or significant damage to the Company's reputation; (iii) failure to follow in good faith the reasonable lawful direction of the Board despite written instruction to do so; or (iv) a violation of his statutory or common law duty of loyalty to the Company. Limited Vicarious Liability, as used above, shall mean any liability which is (x) based on acts of the Company for which Executive is charged solely as a result of his offices with the Company and (y) provided that
(1) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (2) he did not have a reasonable basis to believe that the law was being violated by such acts.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has (i) had ten (10) days' written notice setting forth the reasons for the Company's intention to terminate for Cause, (ii) had an opportunity to be heard before the Board, and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board that Executive is guilty of conduct of a type set forth above and specifying the particulars thereof.

"Good Reason" means: (i) diminution in Executive's titles, (ii) the assignment of duties to Executive that are materially and adversely inconsistent with Executive's positions, (iii) any material diminution in Executive's authority, responsibility or reporting lines, including, but not limited to, maintaining Executive's then positions in the Company and the Company becoming more than fifty percent (50%) owned by another entity and Executive not having the same titles, responsibilities and duties in the parent entity, (iv) reduction in Executive's annual salary, (v) removal from, or failure to reelect Executive to, the Board or the Executive Committee thereof, or (vi) a Change-in-Control (as defined in the Company's 2000 Equity Incentive Plan). If Executive determines that Good Reason exists, Executive must notify the Company in writing, within one hundred eighty (180) days following Executive's knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive's employment. If the Company remedies such event within thirty (30) days following receipt of such notice, the Executive may not terminate employment for Good Reason as a result of such event.

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